UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2010

ONCOGENEX PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1522 217th Place S.E. Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 686-1500

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
The disclosure set forth under this Item 8.01, together with Exhibit 99.1 to this Form 8-K, shall be deemed “filed” and not furnished for purposes of the Securities Exchange Act of 1934, as amended.
Press Release
On June 21, 2010, OncoGenex Pharmaceuticals, Inc. (the “Company”) issued a press release entitled “OncoGenex Pharmaceuticals Announces Initiation of a Phase 3 Trial in Men with Metastatic Prostate Cancer”. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.
Approval from the Israel Tax Authority
The Company has received approval from the Israel Tax Authority ("ITA") for its request for a withholdings tax exemption on amounts received from Teva Pharmaceuticals Industries Ltd. ("Teva") in relation to the Collaboration and License Agreement entered into on December 20, 2009 (the "Agreement"). Under the Collaboration Agreement, Teva paid the Company upfront payments in the aggregate amount of $50 million of which $20 million was for an upfront milestone payment and subject to possible withholding taxes by the Israeli Tax Authorities. Prior to the receipt of the approval, Teva was granted a temporary exemption for a transfer of $17 million of the $20 million upfront milestone payment. Such temporary exemption was conditioned upon Teva's depositing of an amount of $3 million, which represented 15% of the consideration paid according to the Agreement, in a trust account in favor of the ITA, until a final decision would be made by the ITA regarding the request. Accordingly, prior to the receipt of the approval, the Company had recorded a $3 million liability recognizing this amount as an uncertain tax position. Following this approval from the ITA, this liability has been released, and the Company has recorded a $3 million income tax recovery.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release of OncoGenex Pharmaceuticals, Inc. dated June 21, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC.
Date: June 21, 2010	/s/Scott Cormack
Scott Cormack
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press release of OncoGenex Pharmaceuticals, Inc. dated June 21, 2010